As filed with the Securities and Exchange Commission on November 2, 2020

Securities Act File No. 333-238550

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

Registration Statement Under The Securities Act Of 1933  ☒

Pre-Effective Amendment No.  ☐

Post-Effective Amendment No. 1 ☒

Manning & Napier Fund, Inc.

(Exact Name of Registrant Specified in Charter)

290 Woodcliff Drive

Fairport, NY 14450

 (Address of Principal Executive Offices) (Zip Code)

(585) 325-6880

(Registrant’s Area Code and Telephone Number)

Paul J. Battaglia

c/o Manning & Napier Fund, Inc.

290 Woodcliff Drive

Fairport, NY 14450

 (Name and Address of Agent for Service)

With copies to:

Timothy W. Levin, Esquire

Morgan, Lewis & Bockius, LLP

1701 Market St.

Philadelphia, PA 19103

No filing fee is required under the Securities Act of 1933, as amended, because an indefinite number of shares of beneficial interest have previously been registered pursuant to Section 24(f) of the Investment Company Act of 1940, as amended.

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 1 to Manning & Napier Fund’s Registration Statement on Form N-14 (File No. 333-238550) is being made solely for the purpose of adding the final tax opinion as Exhibit (12) to Part C of the Registration Statement. No information contained in Parts A or B of the Registration Statement, which are incorporated herein by reference in their entirety, is amended, deleted or superseded hereby.

PART C

Item 15. Indemnification

Reference is made to subparagraph (b) of paragraph (7) of Article SEVENTH of Registrant's Articles of Incorporation, which reflects the positions taken in Investment Company Act Release 11330.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling persons of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Directors and Officers of the Registrant are covered parties under a Directors & Officers/Errors & Omissions insurance policy issued by St. Paul Fire & Marine Insurance Company, Federal Insurance Company, Arch Insurance Company, Continental Casualty Company and Berkley Regional Insurance Company. The effect of such insurance is to insure against liability for any act, error, omission, misstatement, misleading statement, neglect or breach of duty by the insureds as directors and/or officers of the Registrant.

Item 16. Exhibits
(1) Articles of Incorporation	(1)(a)(1)	Articles of Incorporation as filed with the State of Maryland on July 26, 1984 (incorporated by reference to Exhibit (1)(a) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
	(1)(a)(2)	Articles of Amendment as filed with the State of Maryland on March 25, 1985 (incorporated by reference to Exhibit (1)(b) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
	(1)(a)(3)	Articles of Amendment as filed with the State of Maryland on May 23, 1985 (incorporated by reference to Exhibit (1)(c) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
	(1)(a)(4)	Articles of Amendment as filed with the State of Maryland on October 7, 1985 (incorporated by reference to Exhibit (1)(d) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
	(1)(a)(5)	Articles of Amendment as filed with the State of Maryland on July 3, 1986 (incorporated by reference to Exhibit (1)(e) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
	(1)(a)(6)	Articles Supplementary to the charter as filed with the State of Maryland on July 3, 1986 (incorporated by reference to Exhibit (4)(b) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
	(1)(a)(7)	Articles Supplementary to the charter as filed with the State of Maryland on January 20, 1989 (incorporated by reference to Exhibit (4)(c) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 000751173-98-00050).
	(1)(a)(8)	Articles Supplementary to the charter as filed with the State of Maryland on September 22, 1989 (incorporated by reference to Exhibit (4)(d) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 000751173-98-00050).
	(1)(a)(9)	Articles Supplementary to the charter as filed with the State of Maryland on November 8, 1989 (incorporated by reference to Exhibit (4)(e) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 000751173-98-00050).
(1)(a)(10)

Articles Supplementary to the charter as filed with the State of Maryland on January 30, 1991 (incorporated by reference to Exhibit (4)(f) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 000751173-98-00050).

(1)(a)(11)	Articles Supplementary to the charter as filed with the State of Maryland on April 27, 1992 (incorporated by reference to Exhibit (4)(g) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(12)	Articles Supplementary to the charter as filed with the State of Maryland on April 29, 1993 (incorporated by reference to Exhibit (4)(h) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(13)	Articles Supplementary to the charter as filed with the State of Maryland on September 23, 1993 (incorporated by reference to Exhibit (4)(i) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(14)	Articles Supplementary to the charter as filed with the State of Maryland on January 17, 1994 (incorporated by reference to Exhibit (4)(j) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(15)	Articles Supplementary to the charter as filed with the State of Maryland on December 13, 1995 (incorporated by reference to Exhibit (4)(k) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(16)	Articles Supplementary to the charter as filed with the State of Maryland on April 22, 1996 (incorporated by reference to Exhibit (4)(l) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(17)	Articles Supplementary to the charter as filed with the State of Maryland on September 26, 1997 (incorporated by reference to Exhibit (4)(m) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(18)	Articles of Amendment as filed with the State of Maryland on September 26, 1997 (incorporated by reference to Exhibit (1)(f) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(19)	Certificate of Correction to Articles Supplementary to the charter filed with the State of Maryland on February 24, 1998 (incorporated by reference to Exhibit (4)(n) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(20)	Certificate of Correction to Articles of Amendment as filed with the State of Maryland on February 5, 1998 (incorporated by reference to Exhibit (1)(g) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(21)	Articles of Amendment as filed with the State of Maryland on February 26, 1998 (incorporated by reference to Exhibit (1)(h) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).
(1)(a)(22)	Articles Supplementary to the charter as filed with the State of Maryland on April 14, 1999 (incorporated by reference to Exhibit (4)(o) to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A filed on April 19, 1999 with Accession Number 0000751173-99-000020).
(1)(a)(23)	Articles of Amendment as filed with the State of Maryland on April 14, 1999 (incorporated by reference to Exhibit (1)(i) to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A filed on April 19, 1999 with Accession Number 0000751173-99-000020).
(1)(a)(24)	Articles Supplementary to the charter as filed with the State of Maryland on May 13, 1999 (incorporated by reference to Exhibit (4)(p) to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A filed on May 25, 1999 with Accession Number 0001047469-99-022147).
(1)(a)(25)	Articles of Amendment as filed with the State of Maryland on August 30, 1999 (incorporated by reference to Exhibit (1)(j) to Post Effective Amendment No. 35 to the Registration Statement on Form N-1A filed on February 29, 2000 with Accession Number 0000062039-00-000023).

(1)(a)(26)	Articles Supplementary to the charter as filed with the State of Maryland on February 24, 2000 (incorporated by reference to Exhibit (4)(q) to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A filed on February 29, 2000 with Accession Number 0000062039-00-000023).
(1)(a)(27)	Articles of Supplementary to the charter as filed with the State of Maryland on November 20, 2000(incorporated by reference to Exhibit 99.(c)18 to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A filed on February 28, 2001 with Accession Number 0000751173-01-000016).
(1)(a)(28)	Articles of Amendment as filed with the State of Maryland on May 31, 2001 (incorporated by reference to Exhibit 99.A to Post Effective Amendment No. 40 to the Registration Statement on Form N-1A filed on February 28, 2002 with Accession Number 0000751173-02-000014).
(1)(a)(29)	Articles of Amendment as filed with the State of Maryland on June 14, 2002 (incorporated by reference to Exhibit 99.A(12) to Post Effective Amendment No. 42 to the Registration Statement on Form N-1A filed on June 25, 2002 with Accession Number 0000751173-02-000049).
(1)(a)(30)	Articles of Amendment as filed with the State of Maryland on July 1, 2002 (incorporated by reference to Exhibit 99.a(13) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).
(1)(a)(31)	Articles of Amendment as filed with the State of Maryland on November 22, 2002 (incorporated by reference to Exhibit 99.a(14) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).
(1)(a)(32)	Articles of Amendment as filed with the State of Maryland on December 11, 2002 (incorporated by reference to Exhibit 99.a(15) to Post Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on February 28, 2003 with Accession Number 0000751173-03-000030).
(1)(a)(33)	Articles Supplementary to the charter as filed with the State of Maryland on April 25, 2003 (incorporated by reference to Exhibit 99.(c)(19) to Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A filed on February 27, 2004 with Accession Number 0000751173-04-000027).
(1)(a)(34)	Articles Supplementary to the charter as filed with the State of Maryland on February 7, 2002 (incorporated by reference to Exhibit 99.(c)(19) to Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A filed on April 29, 2004 with Accession Number 0000751173-04-000034).
(1)(a)(35)	Articles of Amendment as filed with the State of Maryland on May 21, 2004 (incorporated by reference to Exhibit 99.a(16) to Post Effective Amendment No. 47 to the Registration Statement on Form N-1A filed on June 8, 2004 with Accession Number 0000751173-04-000041).
(1)(a)(36)	Certificate of Correction to Articles of Amendment as filed with the State of Maryland on August 10, 2004 (incorporated by reference to Exhibit 99.a(17) to Post Effective Amendment No. 50 to the Registration Statement on Form N-1A filed on September 3, 2004 with Accession Number 0000751173-04-000071).
(1)(a)(37)	Articles of Amendment as filed with the State of Maryland on September 29, 2006 (incorporated by reference to Exhibit 99.a(18) to Post Effective Amendment No. 57 to the Registration Statement on Form N-1A filed on January 29, 2007 with Accession Number 0000751173-07-000006).
(1)(a)(38)	Articles of Amendment as filed with the State of Maryland on February 6, 2007 (incorporated by reference to Exhibit 99.a(19) to Post Effective Amendment No. 58 to the Registration Statement on Form N-1A filed on April 27, 2007 with Accession Number 0001193125-07-093050).
(1)(a)(39)	Articles of Amendment as filed with the State of Maryland on November 19, 2007 (incorporated by reference to Exhibit 99.a(20) to Post Effective Amendment No. 59 to the Registration Statement on Form N-1A filed on December 3, 2007 with Accession Number 0001193125-07-257625).
(1)(a)(40)	Articles Supplementary to the charter as filed with the State of Maryland on May 16, 2007 (incorporated by reference to Exhibit 99.c(21) to Post Effective Amendment No. 59 to the Registration Statement on Form N-1A filed on December 3, 2007 with Accession Number 0001193125-07-257625).
(1)(a)(41)	Articles of Amendment as filed with the State of Maryland on February 1, 2008 (incorporated by reference to Exhibit 99.a(21) to Post Effective Amendment No. 63 to the Registration Statement on Form N-1A filed on February 28, 2008 with Accession Number 0001193125-08-042057).

(1)(a)(42)	Articles of Amendment as filed with the State of Maryland on February 28, 2008 (incorporated by reference to Exhibit 99.a(22) to Post Effective Amendment No. 63 to the Registration Statement on Form N-1A filed on February 28, 2008 with Accession Number 0001193125-08-042057).
(1)(a)(43)	Articles of Amendment as filed with the State of Maryland on February 1, 2008 (incorporated by reference to Exhibit 99.a(23) to Post Effective Amendment No. 65 to the Registration Statement on Form N-1A filed on March 28, 2008 with Accession Number 0001193125-08-068194).
(1)(a)(44)	Articles Supplementary to the charter as filed with the State of Maryland on May 27, 2008 (incorporated by reference to Exhibit 99.c(22) to Post Effective Amendment No. 67 to the Registration Statement on Form N-1A filed on August 19, 2008 with Accession Number 0001193125-08-180565).
(1)(a)(45)	Articles Supplementary to the charter as filed with the State of Maryland on June 24, 2008 (incorporated by reference to Exhibit 99.c(23) to Post Effective Amendment No. 67 to the Registration Statement on Form N-1A filed on August 19, 2008 with Accession Number 0001193125-08-180565).
(1)(a)(46)	Articles of Amendment as filed with the State of Maryland on October 27, 2008 (incorporated by reference to Exhibit 99.a(24) to Post Effective Amendment No. 69 to the Registration Statement on Form N-1A filed on November 7, 2008 with Accession Number 0001193125-08-229113).
(1)(a)(47)	Articles Supplementary to the charter as filed with the State of Maryland on November 10, 2008 (incorporated by reference to Exhibit 99.c(24) to Post Effective Amendment No. 70 to the Registration Statement on Form N-1A filed on January 12, 2009 with Accession Number 0001193125-09-004579).
(1)(a)(48)	Articles of Amendment as filed with the State of Maryland on June 29, 2009 (incorporated by reference to Exhibit 99.a(48) to Post Effective Amendment No. 76 to the Registration Statement on Form N-1A filed on July 21, 2009 with Accession Number 0001193125-09-152822).
(1)(a)(49)	Articles of Amendment as filed with the State of Maryland on December 21, 2009 (incorporated by reference to Exhibit 99.a(49) to Post Effective Amendment No. 78 to the Registration Statement on Form N-1A filed on February 26, 2010 with Accession Number 0001193125-10-043153).
(1)(a)(50)	Articles Supplementary to the charter as filed with the State of Maryland on March 24, 2010 (incorporated by reference to Exhibit 99.a(50) to Post Effective Amendment No. 80 to the Registration Statement on Form N-1A filed on April 30, 2010 with Accession Number 0001193125-10-101399).
(1)(a)(51)	Articles of Amendment to the charter as filed with the State of Maryland May 13, 2010 (incorporated by reference to Exhibit 99.a(51) to Post Effective Amendment No. 81 to the Registration Statement on Form N-1A filed on January 28, 2011 with Accession Number 0001193125-11-016949).
(1)(a)(52)	Articles Supplementary to the charter as filed with the State of Maryland on February 9, 2011 (incorporated by reference to Exhibit 99.a(52) to Post Effective Amendment No. 83 to the Registration Statement on Form N-1A filed on February 25, 2011 with Accession Number 0001193125-11-047379).
(1)(a)(53)	Articles Supplementary to the charter as filed with the State of Maryland dated September 2, 2011 (incorporated by reference to Exhibit 99.a(53) to Post Effective Amendment No. 92 to the Registration Statement on Form N-1A filed on September 23, 2011 with Accession Number 0001193125-11-255116).
(1)(a)(54)	Articles Supplementary to the charter as filed with the State of Maryland dated December 1, 2011 (incorporated by reference to Exhibit 99.a(54) to Post Effective Amendment No. 95 to the Registration Statement on Form N-1A filed on December 16, 2011 with Accession Number 0001193125-11-343574).
(1)(a)(55)	Articles of Amendment to the charter as filed with the State of Maryland dated December 21, 2011 (incorporated by reference to Exhibit 99.a(55) to Post Effective Amendment No. 97 to the Registration Statement on Form N-1A filed on December 29, 2011 with Accession Number 0001193125-11-355419).
(1)(a)(56)	Articles of Amendment to the charter as filed with the State of Maryland dated February 10, 2012 (incorporated by reference to Exhibit 99.a(56) to Post Effective Amendment No. 101 to the Registration Statement on Form N-1A filed on February 28, 2012 with Accession Number 0001193125-12-084741).
(1)(a)(57)	Articles Supplementary to the charter as filed with the State of Maryland dated March 1, 2012 (incorporated by reference to Exhibit 99.a(57) to Post Effective Amendment No. 103 to the Registration Statement on Form N-1A filed on March 21, 2012 with Accession Number 0001193125-12-124827).

(1)(a)(58)	Articles of Amendment to the charter as filed with the State of Maryland dated July 10, 2012 (incorporated by reference to Exhibit 99.a(58) to Post Effective Amendment No. 113 to the Registration Statement on Form N-1A filed on July 30, 2012 with Accession Number 0001193125-12-322593).
(1)(a)(59)	Articles of Amendment to the charter as filed with the State of Maryland dated September 10, 2012 (incorporated by reference to Exhibit 99.a(59) to Post Effective Amendment No. 117 to the Registration Statement on Form N-1A filed on October 23, 2012 with Accession Number 0001193125-12-430949).
(1)(a)(60)	Articles of Amendment to the charter as filed with the State of Maryland dated May 1, 2013 (incorporated by reference to Exhibit 99.a(60) to Post Effective Amendment No. 130 to the Registration Statement on Form N-1A filed on May 29, 2013 with Accession Number 0001193125-13-239252).
(1)(a)(61)	Articles Supplementary to the charter as filed with the State of Maryland dated July 1, 2013 (incorporated by reference to Exhibit 99.a(61) to Post Effective Amendment No. 132 to the Registration Statement on Form N-1A filed on July 31, 2013 with Accession Number 0001193125-13-312268).
(1)(a)(62)	Articles of Amendment to the charter as filed with the State of Maryland dated July 10, 2013 (incorporated by reference to Exhibit 99.a(62) to Post Effective Amendment No. 132 to the Registration Statement on Form N-1A filed on July 31, 2013 with Accession Number 0001193125-13-312268).
(1)(a)(63)	Articles Supplementary to the charter as filed with the State of Maryland dated September 18, 2013 (incorporated by reference to Exhibit 99.a(63) to Post Effective Amendment No. 135 to the Registration Statement on Form N-1A filed on October 10, 2013 with Accession Number 0001193125-13-396112).
(1)(a)(64)	Articles Supplementary to the charter as filed with the State of Maryland dated November 15, 2013 (incorporated by reference to Exhibit 99.a(64) to Post Effective Amendment No. 140 to the Registration Statement on Form N-1A filed on December 16, 2013 with Accession Number 0001193125-13-474559).
(1)(a)(65)	Articles of Amendment to the charter as filed with the State of Maryland dated December 2, 2013 (incorporated by reference to Exhibit 99.a(65) to Post Effective Amendment No. 140 to the Registration Statement on Form N-1A filed on December 16, 2013 with Accession Number 0001193125-13-474559).
(1)(a)(66)	Articles of Amendment to the charter as filed with the State of Maryland dated May 28, 2014 (incorporated by reference to Exhibit 99.a(66) to Post Effective Amendment No. 148 to the Registration Statement on Form N-1A filed on July 21, 2014 with Accession Number 0001193125-14-274048).
(1)(a)(67)	Articles Supplementary to the charter as filed with the State of Maryland dated December 1, 2014 (incorporated by reference to Exhibit 99.a(67) to Post Effective Amendment No. 157 to the Registration Statement on Form N-1A filed on December 5, 2014 with Accession Number 0001193125-14-434346).
(1)(a)(68)	Articles of Amendment to the charter as filed with the State of Maryland dated February 2, 2015 (incorporated by reference to Exhibit 99.a(68) to Post Effective Amendment No. 159 to the Registration Statement on Form N-1A filed on February 27, 2015 with Accession Number 0001193125-15-069104).
(1)(a)(69)	Articles of Amendment to the charter as filed with the State of Maryland dated April 10, 2015 (incorporated by reference to Exhibit 99.a(69) to Post Effective Amendment No. 163 to the Registration Statement on Form N-1A filed on April 29, 2015 with Accession Number 0001193125-15-155932).
(1)(a)(70)	Articles of Amendment to the charter as filed with the State of Maryland dated May 11, 2015 (incorporated by reference to Exhibit 99.a(70) to Post Effective Amendment No. 165 to the Registration Statement on Form N-1A filed on May 28, 2015 with Accession Number 000119325-15-203990).
(1)(a)(71)	Articles of Amendment to the charter as filed with the State of Maryland dated May 26, 2015 (incorporated by reference to Exhibit 99.a(71) to Post Effective Amendment No. 169 to the Registration Statement on Form N-1A filed on July 31, 2015 with Accession Number 0001193125-15-272472).
(1)(a)(72)	Articles Supplementary to the charter as filed with the State of Maryland dated July 10, 2015 (incorporated by reference to Exhibit 99.a(72) to Post Effective Amendment No. 169 to the Registration Statement on Form N-1A filed on July 31, 2015 with Accession Number 0001193125-15-272472).

(1)(a)(73)	Articles of Amendment to the charter as filed with the State of Maryland dated July 13, 2015 (incorporated by reference to Exhibit 99.a(73) to Post Effective Amendment No. 169 to the Registration Statement on Form N-1A filed on July 31, 2015 with Accession Number 0001193125-15-272472).
(1)(a)(74)	Articles of Amendment to the charter as filed with the State of Maryland dated December 18, 2015 (incorporated by reference to Exhibit 99.a(74) to Post Effective Amendment No. 171 to the Registration Statement on Form N-1A filed on December 30, 2015 with Accession Number 0001193125-15-416921).
(1)(a)(75)	Articles of Amendment to the charter as filed with the State of Maryland dated February 3, 2017 as (incorporated by reference to Exhibit 99.a(75) to Post Effective Amendment No. 183 to the Registration Statement on Form N-1A filed on February 24, 2017 with Accession Number 0001193125-17-056244).
(1)(a)(76)	Articles of Amendment to the Charter as filed with the State of Maryland dated June 6, 2016 (incorporated by reference to Exhibit 99.a(76) to Post Effective Amendment No. 185 to the Registration Statement on Form N-1A filed on April 18, 2017 with Accession Number 0001193125-17-127042).
(1)(a)(77)	Articles Supplementary to the Charter as filed with the State of Maryland dated April 11, 2017 (incorporated by reference to Exhibit 99.a(77) to Post Effective Amendment No. 185 to the Registration Statement on Form N-1A filed on April 18, 2017 with Accession Number 0001193125-17-127042).
(1)(a)(78)	Articles of Amendment to the Charter as filed with the State of Maryland dated April 12, 2017 (incorporated by reference to Exhibit 99.a(78) to Post Effective Amendment No. 185 to the Registration Statement on Form N-1A filed on April 18, 2017 with Accession Number 0001193125-17-127042).
(1)(a)(79)	Articles of Amendment to the Charter as filed with the State of Maryland dated June 19, 2017 (incorporated by reference to Exhibit 99.a(79) to Post Effective Amendment No. 188 to the Registration Statement on Form N-1A filed on June 21, 2017 with Accession Number 0001193125-17-209147).
(1)(a)(80)	Articles of Amendment to the Charter as filed with the State of Maryland dated December 4, 2017 (incorporated by reference to Exhibit 99.a(80) to Post Effective Amendment No. 197 to the Registration Statement on Form N-1A filed on December 7, 2017 with Accession Number 0001193125-17-363530).
(1)(a)(81)	Articles of Amendment to the Charter as filed with the State of Maryland dated February 14, 2018 (incorporated by reference to Exhibit 99.a(81) to Post Effective Amendment No. 199 to the Registration Statement on Form N-1A filed on February 26, 2018 with Accession Number 0001193125-18-058157).
(1)(a)(82)	Articles of Amendment to the Charter as filed with the State of Maryland dated June 26, 2018 (incorporated by reference to Exhibit 99.a(82) to Post Effective Amendment No. 203 to the Registration Statement on Form N-1A filed on July 17, 2018 with Accession Number 0001193125-18-219598).
(1)(a)(83)	Articles Supplementary to the Charter as filed with the State of Maryland dated July 12, 2018 (incorporated by reference to Exhibit 99.a(83) to Post Effective Amendment No. 203 to the Registration Statement on Form N-1A filed on July 17, 2018 with Accession Number 0001193125-18-219598).
(1)(a)(84)	Articles of Amendment to the Charter as filed with the State of Maryland dated July 20, 2018 (incorporated by reference to Exhibit 99.a(84) to Post Effective Amendment No. 205 to the Registration Statement on Form N-1A filed on September 26, 2018 with Accession Number 0001193125-18-283857).
(1)(a)(85)	Articles Supplementary to the Charter as filed with the State of Maryland dated September 13, 2018 (incorporated by reference to Exhibit 99.a(85) to Post Effective Amendment No. 205 to the Registration Statement on Form N-1A filed on September 26, 2018 with Accession Number 0001193125-18-283857).
(1)(a)(86)	Articles of Amendment to the Charter as filed with the State of Maryland dated December 3, 2018 (incorporated by reference to Exhibit 99.a(86) to Post Effective Amendment No. 213 to the Registration Statement on Form N-1A filed on February 27, 2019 with Accession Number 0001193125-19-054181).
(1)(a)(87)	Articles of Amendment to the Charter as filed with the State of Maryland dated February 6, 2019 (incorporated by reference to Exhibit 99.a(87) to Post Effective Amendment No. 213 to the Registration Statement on Form N-1A filed on February 27, 2019 with Accession Number 0001193125-19-054181).
(1)(a)(88)	Articles of Amendment to the Charter as filed with the State of Maryland dated April 23, 2019 (incorporated by reference to Exhibit 99.a.(88) to Post Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).

	(1)(a)(89)	Articles of Amendment to the Charter as filed with the State of Maryland dated June 10, 2019 (incorporated by reference to Exhibit 99.a.(89) to Post Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).
	(1)(a)(90)	Articles of Amendment to the Charter as filed with the State of Maryland dated November 6, 2019 (incorporated by reference to Exhibit 99.a.(90) to Post Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).
	(1)(a)(91)	Articles of Amendment to the Charter as filed with the State of Maryland dated December 6, 2019 (incorporated by reference to Exhibit 99.a.(91) to Post Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).

(2) By-Laws	(2)(a)(1)	Amended and Restated By-Laws dated May 5, 2020 (incorporated by reference to Exhibit (2)(a)(1) to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).

(3) Voting Trust Agreement		Not Applicable.

(4) Reorganization Agreement	(4)(a)(1)	Form of Agreement and Plan of Reorganization (incorporated by reference to Appendix A to each Proxy Statement/Prospectus to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).

(5) Instruments Defining Rights of Security Holders	(5)(a)(1)	Specimen Stock Certificate (incorporated by reference to Exhibit 1(a) (Articles of Incorporation) and Exhibit (2) (By-Laws) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on October 23, 1998 with Accession Number 0000751173-98-00050).

(6) Investment Advisory Contract	(6)(a)(1)	Interim Investment Advisory Agreement dated May 11, 2020 (incorporated by reference to Exhibit (6)(a)(1) to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).

Expense Limitation Agreements	(6)(b)(1)	Expense Limitation Agreement between Manning & Napier Advisors, LLC and Manning & Napier Fund, Inc., dated May 11, 2020 (incorporated by reference to Exhibit (6)(b)(1) to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).

(7) Underwriting Contract	(7)(a)(1)	Amended and Restated Distribution Agreement dated May 11, 2020 (incorporated by reference to Exhibit (7)(a)(1) to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).

Form of Dealer Agreement	(7)(b)(1)	Manning & Napier Fund, Inc. form of dealer agreement between Manning & Napier Investor Services, Inc. and financial intermediaries (incorporated by reference to Exhibit 99.e(2) to Post-Effective Amendment 201 to the Registration Statement on Form N-1A filed on April 26, 2018 with Accession Number 0001193125-18-134595).

(8) Bonus or Profit Sharing Contracts		Not Applicable.

(9) Custodian Agreement	(9)(a)(1)	Mutual Fund Custody and Service Agreement between Manning & Napier Fund, Inc. and The Bank of New York Mellon beginning February 1, 2015 (incorporated by reference to Exhibit 99.g(1) to Post-Effective Amendment No. 163 to the Registration Statement on Form N-1A filed on April 29, 2015 with Accession Number 0001193125-15-155932).

	(9)(a)(2)	Amendment to the Custody Agreement dated January 1, 2018 (incorporated by reference to Exhibit 99.g(1)a to Post-Effective Amendment No. 199 to the Registration Statement on Form N-1A filed on February 26, 2018 with Accession Number 0001193125-18-058157).

(10) Rule 18f-3 Plan	(10)(a)(1)	Amended and Restated Rule 18f-3 Plan dated May 23, 2019 and Amended and Restated Exhibit A dated November 20, 2019 (incorporated by reference to Exhibit 99.n(1) to Post-Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).

Distribution and Shareholder Services Plan	(10)(b)(1)	Amended and Restated Distribution and Shareholder Services Plan dated November 20, 2019 (incorporated by reference to Exhibit 99.m(3) to Post-Effective Amendment No. 213 to the Registration Statement on Form N-1A filed on February 27, 2019 with Accession Number 0001193125-19-054181).
	(10)(b)(2)	Amended and Restated Distribution and Shareholder Services Plan Exhibit A dated November 20, 2019 (incorporated by reference to Exhibit 99.m(3)a to Post-Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).

(11) Legal Opinion	(11)(a)(1)	Opinion and Consent of Morgan, Lewis & Bockius LLP regarding the validity of the shares to be issued by the Registrant (incorporated by reference to Exhibit (11)(a)(1) to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).

(12) Tax Opinion	(12)(a)(1)	Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters is filed herewith.

(13) Master Services Agreement	(13)(a)(1)	Amended and Restated Master Services Agreement dated February 13, 2020 between Manning & Napier Advisors, LLC and Manning & Napier Fund, Inc. (incorporated by reference to Exhibit 99.h(1) to Post-Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).

Transfer Agency and Shareholder Services Agreement	(13)(b)(1)	Transfer Agency and Shareholder Services Agreement between BNY Mellon Investment Servicing (US) Inc., Manning & Napier Fund, Inc. and Manning & Napier Advisors, LLC dated March 1, 2017 (incorporated by reference to Exhibit 99.h(2) to Post-Effective Amendment No. 185 to the Registration Statement on Form N-1A filed on April 18, 2017 with Accession Number 0001193125-17-127042).
	(13)(b)(2)	Amendment No. 1 to the Transfer Agency and Shareholder Services Agreement dated March 10, 2017 (incorporated by reference to Exhibit 99.h(2)a to Post-Effective Amendment No. 199 to the Registration Statement on Form N-1A filed on February 26, 2018 with Accession Number 0001193125-18-058157).
	(13)(b)(3)	Amendment No. 2 to the Transfer Agency and Shareholder Services Agreement dated June 12, 2017 (incorporated by reference to Exhibit 99.h(2)b to Post-Effective Amendment No. 199 to the Registration Statement on Form N-1A filed on February 26, 2018 with Accession Number 0001193125-18-058157).
	(13)(b)(4)	Amendment No. 3 to the Transfer Agency and Shareholder Services Agreement dated October 11, 2017 (incorporated by reference to Exhibit 99.h(2)c to Post-Effective Amendment No. 199 to the Registration Statement on Form N-1A filed on February 26, 2018 with Accession Number 0001193125-18-058157).
	(13)(b)(5)	Amendment No. 4 to the Transfer Agency and Shareholder Services Agreement dated January 1, 2018 (incorporated by reference to Exhibit 99.h(2)d to Post-Effective Amendment No. 199 to the Registration Statement on Form N-1A filed on February 26, 2018 with Accession Number 0001193125-18-058157).

(14) Other Opinions and Consents	(14)(a)(1)	Consent of PricewaterhouseCoopers LLP (incorporated by reference to Exhibit (14)(a)(1) to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).
	(14)(a)(2)	Consent of Morgan, Lewis & Bockius LLP (incorporated by reference to Exhibit (14)(a)(2) to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).
(15) Omitted financial statements		Not Applicable.

(16) Powers of Attorney	(16)(a)(1)	Powers of Attorney dated April 22, 2020 for Stephen B. Ashley, Paul A. Brooke, Peter L. Faber, Harris H. Rusitzky, Russell O. Vernon, and Chester N. Watson (incorporated by reference to Exhibit (16)(a)(1) to the Registration Statement on Form N-14 filed on May 21, 2020 with Accession Number 0001387131-20-005062).

(17) Code of Ethics	(17)(a)(1)	Amended Code of Ethics adopted by Manning & Napier Fund, Inc., Manning & Napier Advisors, LLC, Manning & Napier Investor Services, Inc. and Rainier Investment Management, LLC dated February 4, 2020 (incorporated by reference to Exhibit 99.p(1) to Post-Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).

Additional Materials	(17)(b)(1)	Prospectus and Statement of Additional Information dated March 1, 2020 for the Target Income Series, Target 2015 Series, Target 2020 Series, Target 2025 Series, Target 2030 Series, Target 2035 Series, Target 2040 Series, Target 2045 Series, Target 2050 Series, Target 2055 Series and Target 2060 Series (incorporated by reference to Post-Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712).
	(17)(b)(2)	Supplement dated April 15, 2020 to the Prospectus and Summary Prospectuses dated March 1, 2020 for the Target Income Series, Target 2015 Series, Target 2020 Series, Target 2025 Series, Target 2030 Series, Target 2035 Series, Target 2040 Series, Target 2045 Series, Target 2050 Series, Target 2055 Series and Target 2060 Series (incorporated by reference to definitive materials filed on April 15, 2020 pursuant to Rule 497 under the Securities Act of 1933, as amended, with Accession Number 0001387131-20-003886).
	(17)(b)(3)	Supplement dated April 15, 2020 to the Statement of Additional Information dated March 1, 2020 for the Target Income Series, Target 2015 Series, Target 2020 Series, Target 2025 Series, Target 2030 Series, Target 2035 Series, Target 2040 Series, Target 2045 Series, Target 2050 Series, Target 2055 Series and Target 2060 Series (incorporated by reference to definitive materials filed on April 15, 2020 pursuant to Rule 497 under the Securities Act of 1933, as amended, with Accession Number 0001387131-20-003884).
	(17)(b)(4)	Supplement dated May 4, 2020 to the Statement of Additional Information dated March 1, 2020 for the Target Income Series, Target 2015 Series, Target 2020 Series, Target 2025 Series, Target 2030 Series, Target 2035 Series, Target 2040 Series, Target 2045 Series, Target 2050 Series, Target 2055 Series and Target 2060 Series (incorporated by reference to definitive materials filed on May 4, 2020 pursuant to Rule 497 under the Securities Act of 1933, as amended, with Accession Number 0001387131-20-004365).
	(17)(b)(5)	Prospectus and Statement of Additional Information dated March 1, 2020 for the Pro-Blend Conservative Term Series, Pro-Blend Moderate Term Series, Pro-Blend Extended Term Series and the Pro-Blend Maximum Term Series (incorporated by reference to Post-Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on February 27, 2020 with Accession Number 0001193125-20-052712)
	(17)(b)(6)	Supplement dated April 15, 2020 to the Prospectus and Summary Prospectuses dated March 1, 2020 for the Pro-Blend Conservative Term Series, Pro-Blend Moderate Term Series, Pro-Blend Extended Term Series and the Pro-Blend Maximum Term Series (incorporated by reference to definitive materials filed on April 15, 2020 pursuant to Rule 497 under the Securities Act of 1933, as amended, with Accession Number 0001387131-20-003888).
	(17)(b)(7)	Supplement dated April 15, 2020 to the Statement of Additional Information dated March 1, 2020 for the Pro-Blend Conservative Term Series, Pro-Blend Moderate Term Series, Pro-Blend Extended Term Series and the Pro-Blend Maximum Term Series (incorporated by reference to definitive materials filed on April 15, 2020 pursuant to Rule 497 under the Securities Act of 1933, as amended, with Accession Number 0001387131-20-003884).
	(17)(b)(8)	Supplement dated May 4, 2020 to the Statement of Additional Information dated March 1, 2020 for the Pro-Blend Conservative Term Series, Pro-Blend Moderate Term Series, Pro-Blend Extended Term Series and the Pro-Blend Maximum Term Series (incorporated by reference to definitive materials filed on May 4, 2020 pursuant to Rule 497 under the Securities Act of 1933, as amended, with Accession Number 0001387131-20-004365).
	(17)(b)(9)	The audited financial statements and related report of the independent registered public accounting firm included in the Fund’s Annual Report to Shareholders for the fiscal year ended October 31, 2019, with respect to the Target Income Series, Target 2015 Series, Target 2020 Series, Target 2025 Series, Target 2030 Series, Target 2035 Series, Target 2040 Series, Target 2045 Series, Target 2050 Series, Target 2055 Series and Target 2060 Series (incorporated by reference to the Annual Certified Shareholder Report on Form N-CSR filed on December 23, 2019 with Accession Number 0001193125-19-322627).

(17)(b)(10)	The audited financial statements and related report of the independent registered public accounting firm included in the Fund’s Annual Report to Shareholders for the fiscal year ended October 31, 2019, with respect to the Pro-Blend Conservative Term Series, Pro-Blend Moderate Term Series, Pro-Blend Extended Term Series and the Pro-Blend Maximum Term Series (incorporated by reference to the Annual Certified Shareholder Report on Form N-CSR filed on December 23, 2019 with Accession Number 0001193125-19-322627).
(17)(b)(11)	The audited financial statements and related report of the independent registered public accounting firm included in the Fund’s Annual Report to Shareholders for the fiscal year ended October 31, 2019, with respect to the Blended Asset Conservative Series, Blended Asset Moderate Term Series, Blended Asset Extended Term Series and the Blended Asset Maximum Term Series (incorporated by reference to the Annual Certified Shareholder Report on Form N-CSR filed on December 23, 2019 with Accession Number 0001193125-19-322627).

Item 17. Undertakings

(1) The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Fairport and State of New York, on the 2nd day of November, 2020.

Manning & Napier Fund, Inc.

(Registrant)

By /s/ Paul J. Battaglia

Paul J. Battaglia

President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date
/s/ Paul J. Battaglia Paul J. Battaglia	President, Principal Executive Officer, Director	November 2, 2020
* Stephen B. Ashley	Director	November 2, 2020
* Paul A. Brooke	Director	November 2, 2020
* Peter L. Faber	Director	November 2, 2020
* Harris H. Rusitzky	Director	November 2, 2020
* Russell O. Vernon	Director	November 2, 2020
* Chester N. Watson	Director	November 2, 2020
/s/ Troy Statczar Troy Statczar	Principal Financial Officer, Chief Financial Officer, Treasurer	November 2, 2020

* By: /s/ Paul J. Battaglia Paul J. Battaglia

Pursuant to powers of attorney dated April 22, 2020. See Exhibit (16)(a)(1) of this Registration Statement.

EXHIBIT INDEX

(12)(a)(1)	Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters